EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Hi-Tech Pharmacal Co., Inc. of our report dated June 27, 2003 (with respect to second paragraph of Note P, July 17, 2003), on our audits of the financial statements of Hi-Tech Pharmacal Co., Inc., which appears in Hi-Tech Pharmacal Co., Inc.’s Annual Report on Form 10-K for the year ended April 30, 2003. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/S/ EISNER LLP

EISNER LLP

New York, New York

August 8, 2003